UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2013

SCOOP MEDIA, INC.

 (Exact name of registrant as specified in its charter)

Nevada	333-177592	33-1220471
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

24/F, Wyndham Place, 40-44 Wyndham Street, Central, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	852-2258-6888

2187 Preville Street, Lasalle, QC, Canada H8N 1N4

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

.	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

.	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

.	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

.	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01  Changes in Control of Registrant.

On September 30, 2013, Xpress Group, Ltd., a Hong Kong company (“Xpress”) purchased 5,500,000 shares (the “Shares”) of Scoop Media, Inc.’s (the “Company”) common stock representing approximately 68.7% of its issued and outstanding common stock.   The Shares were purchased from Yukon Industries, Inc. for $55,000.00 payable in cash at closing.

Xpress used funds from its working capital to acquire the Shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2013 the Company’s board of directors appointed Conn Flanigan as its Chief Executive Officer, Chief Financial Officer and a director to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified or until his resignation or removal.

Mr. Flanigan has served as General Counsel with eBanker Corporate Services, Inc., a Colorado subsidiary of Xpress since 2007.  From 2000 to 2007 Mr. Flanigan served as Corporate Counsel to eVision Corporate Services, Inc., a Colorado subsidiary of Xpress. Mr. Flanigan received a B.A. in International Relations from the University of San Diego in 1990 and a Juris Doctor Degree from the University of Denver Sturm College of Law in 1996.

The board of directors appointed Mr. Flanigan in recognition of the importance of his abilities to assist the Company in expanding its business and the contributions he can make to its strategic direction.

The Company has not entered into any compensation arrangements with Mr. Flanigan.

Following the appointment of Mr. Flanigan as an officer and director of the Company, Awais Khan resigned his positions as our Chief Executive Officer, Chief Financial Officer and Director effective as of October 1, 2013.  Richard Lee also resigned his positions as Vice President and Director effective October 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scoop Media, Inc
Date: October 3, 2013	By: /s/ Conn Flanigan
Conn Flanigan, Chief Executive Officer